AMENDMENT OF EMPLOYMENT CONTRACT
This amendment is entered into in Athens on November 3, 2017 by and between:

EURONET CARD SERVICES S.A., a Greek Société Anonyme, having its registered seat in 1, Sachtouri Street, with tax registration number EL999311933, Tax Office of FAE
PIRAEUS, as duly represented herein by Jeffrey B. Newman (hereinafter referred to as
"the Company").

and

Mr. Nikolaos Fountas, residing at 56, Kolokotroni Street, holder of Police ID card No. AE009356, with tax registration number EL034659171, Tax Office of DOY GLYFADAS (hereinafter referred to as the "Employee").

The Company and Employee are herein referred to individually as a "Party" and collectively as the "Parties."

The Employee provides his services to the Company under an employment contract executed on October 5, 2005. The Parties hereby agree and mutually accept the amendment of the above-mentioned employment contract as currently in force and its replacement as follows.

Section 1: Term of Employment

This Agreement will extend for an indefinite period with acknowledgement of the Employee's service since October 5, 2005.

Section 2: Terms and Conditions of Employment

The employment shall be governed by: (a) the terms and conditions included in this Agreement; (b) the applicable provisions of Greek Labour Law and (c) any applicable Collective Labour Agreement in force from time to time.

Section 3: Job Title Place of Work and Duties

3.1. Employee shall be employed in the position of President and Managing Director of the Company and Chief Executive Officer, EFT EMEA for the Company’s ultimate parent company, Euronet Worldwide, Inc. (“EWI”) In such capacity, the Employee shall perform such services and duties as the Company may from time-to-time designate that are consistent with Employee's position, provided, however, that the Employee may be required to perform other services and duties which the Company may from time-to-time reasonably designate.

3.2. Employee's main place of work will be at the Company's offices in Athens. In view, however, of his managerial position the Employee will also be obliged to travel, without any extra remuneration, both in Greece and abroad, as required for the performance of his duties or as the Company may require.

3.3. During the term of this Agreement, the Employee shall devote his full time and efforts to the diligent performance of his duties. The Employee shall not, directly or indirectly, at any time during the term of Employee's employment with the Company (a) be employed with or render services of a business, professional or commercial nature to any other person or entity, (b) engage in any venture or activity which the Company may in good faith consider to be competitive with or adverse to the Company; or (c) engage in any venture or activity which the Company may in good faith consider to interfere with Employee's performance hereunder.

3.4. In performing his duties, the Employee shall observe strictly the Company's guidelines, instructions, policies and procedures.

Section 4: Hours of Work

Given his managerial status, Employee will not be subject to legal restrictions concerning, inter alia, statutory working hours, overwork, overtime work and work on the sixth day of the week, Sundays and public holidays or night work.

Section 5: Remuneration

5.1. The Employee's annual gross base salary shall be €375,000 which shall include the Christmas, Easter and vacation allowances each time provided by law. The above shall be subject to all lawful withholdings concerning social security contributions, taxes, etc.

5.2. It is expressly agreed that any benefit granted by the Company to the Employee which is over and above the salary stated in Section 5.1 above, including the benefits under Section 6 below, constitutes a benefit given by the Company voluntarily and on an exceptional basis. The Employee unreservedly recognizes that the Company has the right to unilaterally revoke, amend or suspend such benefit at any time. The above applies to all voluntary benefits, whether in money or kind, without being necessary that the aforesaid term of this Agreement be repeated on every occasion of such voluntary benefit. The above term is valid, even if such voluntary benefit is granted regularly and over an extended period of time. Benefits, as provided in this paragraph, cannot be considered to fall within Employee's regular emoluments.

5.3. It is expressly agreed that for the assessment of the above amount of salary the contracting parties have taken into consideration the object, nature and the special conditions of the services to be rendered and the above salary includes all amounts and allowances e.g. marriage allowance, family allowance, previous employment allowance, out-of-office compensation, under collective labour agreements, arbitration awards and legal provisions, in such a way that the Company's sole obligation consists of paying the agreed amount. Furthermore, it is agreed and the Employee accepts that the salary set by this Agreement, and especially the difference between the above salary as it may be increased in the future and the lawful minimum salary which may be in force in the future for the Employee includes and compensates for any potential claim of the Employee deriving from any source, such as, without limitation:

•
Any increase of the lawful salary and any increase of the lawful allowances or additional amounts or indemnities either enacted in the future or derived by an alternative calculation of any allowance or amount.

•	Any kind or form of allowances, such as marriage allowance, family allowance, previous employment allowance, out of-office compensation, etc. including any of those which may be enacted in the future.

Section 6: Benefits

6.1. The Employee shall be eligible to such benefits as may be provided to the Company's executive level employees pursuant to policies established from time to time by the Company. The Employee shall be eligible for a bonus under the Company's executive bonus plan, subject to meeting performance or other targets set by the Company.

6.2. The Employee and his family shall be provided by the Company with medical and life insurance through and in accordance with the terms of the Company's life insurance plan, subject to payment by Employee of a portion of the premiums in accordance with policies established by the Company from time to time.

6.3. The above constitute discretionary benefits, which can be freely revoked or amended by the Company at any time and do not fall within the Employee's regular emoluments.

Section 7: Expenses

The Company will cover reasonable expenses incurred by the Employee for the performance of his duties in accordance with the Company's policies, as in force from time to time, upon submission by the Employee of lawful receipts and invoices.

Section 8: Vacation

The Employee shall be entitled to paid vacation pursuant to the applicable provisions of Greek employment law, as in force from time to time.
Section 9: Termination

9.1. Without prejudice to Section 9.3 below, in case of termination of this Agreement by the Company for any reason other than a serious breach of the Employee's duties, the Employee will be entitled to the following:

(a)a contractual severance indemnity equal to two times his annual gross salary as provided in Section 5.1 of this Agreement (or as readjusted in the future). Said severance indemnity will be set off against any legal severance indemnity due to the Employee at the time of termination;

(b)subject to compliance by the Employee with the obligations provided in Section 12 of this Agreement, continuation of the vesting of any outstanding stock options, restricted stock awards and other equity incentive awards ("Equity-Based Awards") and continuation of the Employee's rights to exercise any outstanding EquityBased Awards, for a period of 24 months after termination (as if he had remained in employment for such period of 24 months); and

(c)continued coverage for Employee (and, if applicable under the applicable life insurance plan(s), his spouse and family) under the Company's life insurance plans that covered him (or them) immediately before Employee's termination for a period of 24 months after termination (as if he had remained in employment for such period of 24 months).

9.2. Without prejudice to Section 9.3 below, in case of termination of this Agreement by the Company due to a serious breach of the Employee's duties, the Employee will be entitled only to the legal severance indemnity (if due).

9.3. In case of termination of this Agreement by the Company for any reason within a period of three years after a Change of Control, the Employee will be entitled to the following:

(a)a contractual severance indemnity equal to the higher of: (i) an amount equal to two times the Employee's annual gross salary, as provided in Section 5.1 of this Agreement (or as readjusted in the future) or (ii) the present value (calculated using a discount rate equal to 7.5% per annum) of the amount of gross salary that would be due to the Employee from the termination date until the third anniversary of the Change of Control. Said severance indemnity will be set off against any legal severance indemnity due to the Employee at the time of termination; and

(b)continued coverage for Employee (and, if applicable under the applicable life insurance plan(s), his spouse and family) under the Company's life insurance plans that covered him (or them) immediately before Employee's termination as if he had remained in employment, for a period of 3 years after the Change of Control or for a period of 24 months after termination (whichever is longer).

9.4. For purposes of Section 9.3, a "Change of Control" shall be considered to have occurred if (i) EWI has completed a merger, consolidation or dissolution such that immediately after such event the shareholders of EWI immediately before such merger, consolidation or dissolution hold less than 50% of the surviving entity and such transaction has been closed; (ii) Euronet Worldwide, Inc. completes a sale, exchange or disposition of all or substantially all of its assets and such transaction has been closed; (iii) less than 75% of the members of the Board of Directors of EWI shall be individuals who were members of the Board on the date of execution of this Agreement or whose election or nomination was approved by a vote of at least 75% of the members of the Board then still in office who were either members of the Board on the date of execution of this Agreement or whose election or nomination was so approved; or (iv) any "person" (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934 (the "Exchange Act") shall have become "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of Euronet Worldwide, Inc. representing 40% or more (calculated in accordance with Rule 13d-3) of the aggregate voting power of Euronet Worldwide, Inc.'s then outstanding voting securities.

Without prejudice to the provisions of Section 9.3, all outstanding equity awards granted by EWI and held by the Employee shall become immediately vested on the date of any Change of Control.

9.5. Upon termination of this Agreement, the Employee will return to the Company on the day of his departure, all files, correspondence, records and other documents supplied to or created by the Employee in connection with his employment hereunder (including all copies thereof) and all property furnished by or belonging to the Company.
Section 10: Duty of Loyalty and Confidentiality

The Employee is under the obligation to treat as strictly confidential and not to disclose to any third party any information that was made known to him during his employment with the Company and which pertains to the activities or affairs of the Company or the group the Company belongs to, including information in relation to products, price policy, financial data, personnel issues, organization, strategy, marketing, IT or other confidential information which he acquired at any time during his employment. The provisions of this paragraph shall survive any termination of this Agreement.

Section 11: Intellectual and Industrial Property Rights

11.1. The Employee hereby agrees that all the commercial exploitation rights, which form part of intellectual property rights pursuant to article 3 of Law 2121/1993, on all Works produced by the Employee shall be automatically transferred and vested on the Company by virtue of this Section upon the creation of each Work without the need for the Employee nor the Company to take any further action or enter into any other agreement. The Employee irrevocably gives hereby his consent on the non-publication of the Employee's name as creator, and to the use, presentation, publication, amendment, translation, reduction, transformation by any and all means now known or hereafter devised, of the Works by the Company in its discretion in any way whatsoever in the pursuance of the Company's objectives.

11.2. For the purposes of this Section "Works" shall mean all creations that are capable of constituting intellectual property works under Law 2121/1993, in whatever form and material (electronic, writing, digital, film, acoustic etc.) that are created by the Employee solely or jointly with others during the course of his employment.

11.3. In case the Employee creates a work capable of obtaining industrial property rights (including inventions, utility models, industrial designs and models or topographies of semiconductor products), the provisions of Law 1733/1987 and of Presidential Decrees 259/1997 and 45/1991 respectively shall be applicable and the work shall be considered as made under the ambit of the provision of services hereunder and belong to the Company. The Company shall also have a preemption right on all works made by the Employee outside the ambit of this agreement and shall be notified by the Employee thereof.

Section 12: Non-solicitation and Non-compete Obligations

12.1. For a period of two years following the termination of this Agreement by either Party, Employee shall not directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or encourage any person to leave the employ of the Company, or solicit or offer employment to any person who was employed by the Company or at any time during the twelve-month period preceding the solicitation or offer.

12.2. For a period of two years following the termination of this Agreement by either Party, Employee shall not engage in competition with the Company, or solicit, from any person or entity who purchased any product or service from the Company during Employee's employment hereunder, the purchase of any product or service in competition with then existing products or services of the Company. For purposes of this Agreement, Employee shall be deemed to engage in competition with the Company if he shall directly or indirectly, either individually or as a stockholder, director, officer, partner, consultant, owner, employee, agent, or in any other capacity, consult with or otherwise assist any person or entity engaged in providing electronic financial transaction processing or other services similar to those provided by the Company or any other company of the same group. The geographical area covered by the noncompete obligation provided in this Section 12.2 is Europe.

12.3. The Company shall be entitled to release the Employee from the obligations provided in Sections 12.1 and 12.2 at any time.

Section 13: Data Protection

13.1. The Employee declares that he has provided correct information concerning his personal data, background and qualifications.

13.2. The Company shall collect, process and store certain personal data of the Employee, such as full name, home address, telephone nu mber, email address, marital status, job description, qualifications, areas of expertise, interests and work history, remuneration, increases of emoluments, withholdings, allowances and employee bank account particulars for the management of the employment relationship and the fulfilment of the Company's obligations arising from the employment contract and the law. Above personal data will not be disclosed to third parties outside the Company, except for the disclosure of part of such data to the competent Public Authorities (Social Security Fund, Unemployment Office, Tax Authorities etc.) for the fulfilment of the Company's obligations arising from the law. Also, the Company may notify part of the personal data of the Employee to companies engaged in the provision of payroll services, for the purpose of the calculation and the payment of the Employee's payroll. Such companies, in their capacity as data processors, will process the Employee's personal data exclusively on the behalf and under the Company's instructions.

13.3. In accordance with Articles 11, 12 and 13 of L. 2472/1997, the Employee has the right of access and review of his personal data, as well as the right of objection and modification of his personal data kept in the Company's databases, which he may exercise by sending a relevant email at the email address:
kzafiropoulos@euronetworldwide.com

Section 14: Applicable Law and Jurisdiction

This Agreement shall be governed by the laws of Greece and the Parties subject themselves with respect to the interpretation or resolution of disputes arising hereunder to the jurisdiction of the Athens courts.
Section 15: General Provisions

15.1. This Agreement replaces and supersedes any and all prior agreements between the Parties with respect to Employee's employment by the Company.
15.2. Modifications and amendments to this Agreement shall only be effective if made in writing and signed by both Parties.
This Agreement has been signed in two copies, which have been read by the Parties and each Party has received one.

Place: Athens	Date: November 3, 2017

The Parties
/s/ Desmond Acosta	/s/ Nikos Fountas
For the Company: Desmond Acosta	The Employee: Nikos Fountas
Its: Deputy General Counsel